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                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*

                           Vivid Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  928538 10 7
                -----------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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------------------------                                  ---------------------
  CUSIP NO. 928538 10 7                 13G                 PAGE 2 OF 5 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Beta Partners Limited Partnership
         04-2948354
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
         N/A                                                    (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               846,284 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             -0- shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                846,284 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             -0- shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         846,284 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

         N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         9.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 pages
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ITEM 1.

      (a)  NAME OF ISSUER

           Vivid Technologies, Inc.

      (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           10E Commerce Way
           Woburn, Massachusetts  01801

ITEM 2.

      (a)  NAME OF PERSON FILING

           Beta Partners Limited Partnership

      (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

           One Post Office Square, Suite 3800
           Boston, Massachusetts  02103

      (c)  CITIZENSHIP

           Massachusetts limited partnership

      (d)  TITLE OF CLASS OF SECURITIES

           Common Stock, $.01 par value

      (e)  CUSIP NUMBER

           928538  10  7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      Not applicable.

ITEM 4.    OWNERSHIP

      As of December 31, 1996,Beta Partners Limited Partnership was the "beneficial owner" (as defined in Rule 13d-3 of Regulation 13D-G under the Securities Exchange Act of 1934 (the "Exchange Act")) of over five percent of the outstanding shares of Common Stock of Vivid Technologies, Inc. The following information is provided as of December 31, 1996:

      (a)  AMOUNT BENEFICIALLY OWNED

           Beta Partners Limited Partnership ("Beta") beneficially holds the following stock at December 31, 1996:

                         Common    Common
                         Shares    Warrants    Total
                         ------    --------    -----

                         789,780  56,504      846,284

           The general partner of the fund exercises sole voting and investment powers with respect to the securities held by the fund. Frank Kenny, a director of the company, is a general partner of Beta Management Partners Limited Partnership (which is the general partner of Beta Partners Limited Partnership). As general partner of the fund, he may be deemed to share voting and investment powers for the securities held by the fund. He disclaims beneficial ownership of these securities except to the extent of his proportionate pecuniary interest therein.

      (b)  PERCENT OF CLASS

           9.5% of the outstanding shares of Common Stock

      (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                 846,284 shares

           (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                 -0- shares

           (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                 846,284 shares

           (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                 -0- shares


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      See Item 4.(a).

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

ITEM 10.   CERTIFICATION

      Not applicable.



                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                              Date:  February 12, 1997


                              BETA PARTNERS LIMITED PARTNERSHIP


                              By:  Beta Management Partners Limited Partnership


                              By:  /s/  Terrance McGuire
                                 --------------------------
                              Name:  Terrance McGuire
                              Title:  General Partner